Exhibit 10.12

WK KELLOGG CO SEVERANCE BENEFIT PLAN

INTRODUCTION

WK Kellogg Co is establishing the WK Kellogg Co Severance Benefit Plan (the “Plan”) effective as of July 30, 2023, to ease the financial burden on eligible terminated Employees as a result of sudden job loss. The Plan is designed to apply in situations where WK Kellogg Co or any of its Affiliates (as defined below) terminates the employment of an eligible Employee due to:

1.	A reduction in the work force;

2.	The relocation of a company facility or component within a company facility;

3.	The closing or sale of a company facility;

4.	Lack of work;

5.	Elimination of the Employee’s position; or

6.	Any other reason approved in the sole discretion of the WK Kellogg Co ERISA Administrative Committee (the “Committee”).

This document sets forth the terms of the Plan effective as of July 30, 2023.

For purposes of the Plan, (a) “Affiliates” means any subsidiary of which WK Kellogg Co owns, directly or indirectly, at least 80% of the voting equity; provided, however, that the Committee may, from time to time in its sole discretion, exclude certain Affiliates from participation in the Plan. Kellogg Company and its affiliates other than WK Kellogg Co and its Affiliates are specifically excluded from the Plan; and (b) “Company” means WK Kellogg Co together with its Affiliates that participate in the Plan.

The Plan is intended to constitute an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It shall be administered and interpreted in all respects consistent with this intent. This document constitutes the summary plan description and plan document for the Plan.

PARTICIPATION IN THE PLAN

Eligible Employees

Each regular non-union U.S. Employee (including non-union production Employees) who works on a “full-time” or “part-time” basis for WK Kellogg Co or any of its Affiliates (an “Employee,” and the entity which employs an Employee is the Employee’s “Employer”) may be eligible for severance benefits under the Plan if the Employee satisfies all of the conditions set forth in the Plan.

For purposes of Plan eligibility, “full-time basis” means the Employee is actively employed by the Company and is classified as “full-time” based on the Employer’s definition of full-time. In circumstances where a full-time Employee’s normal work schedule has been reduced to accommodate the Employee’s bona fide health condition or disability, the Employee will be considered to be employed on a “full-time basis” for purposes of Plan eligibility.

1	July 30, 2023

For purposes of Plan eligibility, “part-time basis” means the Employee is actively employed by the Company to work on a part-time basis (minimum 20 hours per week), is eligible for benefits, and not on a temporary or summer-only basis (e.g., co-op students, on-call special projects).

Each Employee who works on a full-time or part-time basis must be specifically designated as such by the Employee’s Employer to be eligible for severance benefits under the Plan. Only common-law Employees who are paid from the regular payroll of the Company are eligible for benefits for benefits from the Plan.

An Employee on an approved leave of absence at the time of a Company-initiated action that would otherwise result in the termination of his or her employment, will be considered for severance benefits under the Plan at the conclusion of the approved leave. At such time, the individual must meet all of the necessary prerequisites to return to active employment under the terms of the approved leave and must also satisfy the eligibility requirements of the Plan in order to be eligible to receive severance benefits.

Excluded Employees

The	following individuals are specifically excluded from eligibility under the Plan:

1.	Employees whose terms and conditions of employment are governed by a collective bargaining agreement;

2.

Individuals who, as of the date of their employment termination, are receiving benefits under a Company-sponsored long term disability program or disability retirement benefits under any Company-sponsored retirement plan (which, for this purpose, shall include qualified defined benefit retirement plan or plans of Kellanova (formerly Kellogg Company) in which the Employee participates);

3.	Temporary employees who have not been designated by the Company as regular full-time or part-time Employees;

4.	Any individuals who have signed an agreement, or otherwise agreed, to provide services to the Company as an independent contractor;

5.	Leased employees compensated through a leasing entity;

6.	Any individual who has contractually waived, directly or indirectly, his or her rights to receive benefits under the Plan;

7.	Any Employees who are on probationary status;

8.	Any Employee of Kellogg Company who is not employed by WK Kellogg Co or its Affiliates;

9..	Any Employee who is designated as a Part-Time Merchandiser; and

10.	Any Employee who is designated as a Perimeter Display Specialist.

Termination of Participation

Except as specifically provided elsewhere in this document, an Employee’s eligibility for severance benefits under the Plan will cease on the date the Employee terminates employment with the Company.

2	July 30, 2023

Conditions for Severance Benefits

Subject to the provisions set forth above, an eligible Employee may receive severance benefits if he or she meets all of the following conditions:

1.	The eligible Employee’s employment with the Company ends for reasons not listed under the “Employees Not Eligible to Receive Severance Benefits” section of this document.

2.

The Employee properly executes and submits to the Company a severance agreement which includes a form of release of claims (a “Severance Agreement and Release of Claims”) which is presented to him or her by the Company, within the time period specified, and does not thereafter revoke the Severance Agreement and Release of Claims. For all Employees at Level 6 and above and for Employees below Level 6 who have access to Company confidential information, including but not limited to, trade secrets, customer information, or other confidential or proprietary information, the Severance Agreement and Release of Claims shall include a covenant not to compete that contains a time limit, geographic limitations, and limitations on the activities in which the Employee can engage, as determined by the Company commensurate with the Employee’s job duties and responsibilities during the 12-month period preceding the Employee’s last day of active employment and considering, among other factors, the Employee’s access to Company confidential information, including but not limited to, trade secrets, customer information and other confidential or proprietary information. The Severance Agreement and Release of Claims shall also contain covenants not to solicit the Company’s employees or customers or disparage the Company and other covenants and representations as determined by the Company in its sole discretion;

3.	The Employee remains an active Employee of the Company until the ultimate date established by the Company as the commencement date of the Employee’s Severance Leave of Absence (SLOA);

4.

If requested by the Company, the Employee assists with the transition of his or her job duties and responsibilities to one or more individuals (which assistance may include the participation in telephonic or in-person conferences from time to time, during the Employee’s SLOA);

5.

The Employee complies with all policies and procedures of the Company (including policies related to the protection of confidential information and the return of Company property) through the date of the Employee’s termination of employment with the Company, including during the SLOA;

6.	The Employee assigns to the Company any patent applications filed during the Employee’s employment with the Company on a form acceptable to the Company; and

7.	The Employee does not experience a Disqualifying Event, as described in the section below entitled “Early Termination of Benefits.”

3	July 30, 2023

Severance benefits under the Plan are extra compensation to eligible Employees, not compensation that the Company is required to pay outside of the Plan. Therefore, the severance benefits will be provided as consideration for the Employee’s execution of and compliance with the Severance Agreement and Release of Claims and any other agreement with the Company, and for the Employee’s cooperation in the Company’s transition efforts.

Employees Not Eligible to Receive Severance Benefits

The following individuals are not eligible to receive severance benefits under the Plan:

1.	An Employee who refuses to accept an offer of “reasonable alternative employment” from the Company;

2.

An Employee who accepts any offer of employment with the Company (including a corporate relocation assignment), regardless of whether the offer is deemed to be an offer of “reasonable alternative employment;”

3.	An Employee involved in the following, but not limited to, activities: theft of Company property, workplace violence or intentional falsification of Company records;

4.

An Employee whose employment is terminated for “cause,” as determined in the sole discretion of the Committee. For purposes of the Plan, “cause” means the Employee’s employment with the Company is terminated because of (a) the Employee’s willful engagement in conduct relating to the Employee’s employment with the Company for which either criminal or civil penalties may be sought; (b) the Employee’s deliberate disregard of any Company policy, including the Company’s insider trading policy, or the Company’s code of conduct; (c) the Employee’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of the Company; (d) the Employee’s disclosure or misuse of confidential information or material concerning the Company; (e) the Employee’s willful engagement in gross misconduct pursuant to which the Company has suffered a loss; or (f) the Employee’s willful and continued refusal to substantially perform the Employee’s then current duties at the Company in any material respect.

5.

Unless otherwise provided in an agreement relating to the Employee’s termination from the Company, in the case of a sale or divesture by the Company (including, but not limited to, the sale or divestiture of a Company facility or business), an Employee who is offered employment by the buyer, regardless of whether (a) the Employee accepts or rejects the employment offer, or (b) the offer is deemed to be an offer of “reasonable alternative employment;”

6.	An Employee who voluntarily terminates employment or retires;

7.	An individual who enters into a consultative arrangement with the Company which provides for compensation during the consulting period; and

8.	An Employee deemed ineligible for any other reason in the Committee’s sole discretion.

4	July 30, 2023

For purposes of the Plan, an offer of employment will be deemed to be an offer of “reasonable alternative employment” if, both (i) the new Market Reference Point, as that term is defined in the Company’s employment policies and procedures, is equal to at least 85% of the Employee’s then current Market Reference Point, and (ii) the distance between the Employee’s residence and the new place of employment is not more than 50 miles, or the distance of the Employee’s current commute, whichever is greater.

HOW THE PLAN WORKS

Severance Leave of Absence/Nature and Duration of Severance Payments

An eligible Employee will be placed on a SLOA that begins immediately upon the date the Employee would otherwise terminate employment. During the SLOA, the Employee will be entitled to receive severance pay based on the then-current payroll practice (which may change during the SLOA period), and in the same manner (such as by direct deposit) as he or she had previously received base pay or base salary, and the payments will continue for the length of time described in the section below called “Amount of Severance Pay.”

Although severance pay will look similar to the Employee’s former base pay or base salary, it will not be considered “compensation” or otherwise included for benefit calculation purposes under any retirement plan of the Company. The eligible Employee will not accrue additional credited service during the SLOA for purposes of any Company-sponsored retirement plan.

Early Termination of Benefits

An Employee’s severance benefits (including severance pay and continuation of benefits under the Company’s welfare benefit plans) will end, and his or her SLOA will terminate, on the earliest of the following events (“Disqualifying Events”):

1.	The date the Employee breaches any term contained in the Employee’s Severance Agreement and Release of Claims or in any other agreement with the Company;

2.	The date the Employee enters into a consulting agreement or active employment with the Company;

3.	The date the Employee elects to retire or otherwise terminate his or her SLOA; or

4.	The end of the Employee’s maximum period of severance pay.

Clawback/Return of Benefits

An Employee or former Employee who breaches any term contained in the Severance Agreement and Release of Claims or in any other agreement with the Company, will be required to repay to the Company all severance benefits previously paid to that Employee or former Employee. Such amount shall be immediately due and payable without notice and the Employee or former Employee shall be liable for all expenses, including costs and attorney fees, incurred by the Company in connection with recovery of amounts due to the Company as a result of such breach.

5	July 30, 2023

AMOUNT OF SEVERANCE PAY

The amount of an eligible Employee’s severance pay will be based on the Employee’s current pay grade and years of Service as of the commencement of the Employee’s SLOA, as set forth below, but reduced by the number of weeks of severance pay the Employee previously received under the Plan, if any:

1.	Level 1 - 3: One Week of Pay for each year of Service (subject to a minimum of six weeks and a maximum of 26 weeks).

2.	Level 4 - 5: 1.5 Weeks of Pay for each year of Service (subject to a minimum of 16 weeks and a maximum of 39 weeks).

3.	Level 6+: two Weeks of Pay for each year of Service (subject to a minimum of 26 weeks and a maximum of 52 weeks).

4.

Senior Executives: One and a half years (78 Weeks) of Pay, provided that the actual Plan benefit of each Senior Executive including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation and Talent Management Committee of the Company’s Board of Directors.

5.

Chief Executive Officer: Two years (104 Weeks) of Pay, provided that the actual Plan benefit of the Chief Executive Officer including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation and Talent Management Committee of the Company’s Board of Directors.

An eligible Employee may receive severance benefits in addition to those described in this document only with the written approval of the Company’s Chief Human Resources Officer and the Company’s Chief Legal Officer.

Offsets

Nothing in this Plan shall be construed to provide separation pay or benefits that are duplicative of any separation pay, including the payment of salary-based guaranteed compensation, or benefits provided to a Participant pursuant to any Other Severance Arrangement. If an eligible Employee transferred to the U.S. from a foreign Affiliate, the severance benefits provided under the Plan shall be reduced (but not below the minimum benefit for the Employee’s pay grade at the commencement of the Employee’s SLOA) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments the Employee previously received under the terms of any Other Severance Arrangement as a result of the Employee’s transfer to the U.S. In addition, the severance benefits provided under the Plan shall be reduced (but not below zero) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments provided for at the commencement of the Employee’s SLOA or subsequent termination of employment under the terms of any Other Severance Arrangement.

6	July 30, 2023

Definitions

For purposes of calculating the severance pay set forth above, the following definitions will apply:

Week of Pay

A Week of Pay for exempt and nonexempt Employees is defined as follows:

1.	Exempt Employees:

Current bi-weekly base salary (or average of prior 26 bi-weekly equivalents for commissioned Employees or commission plus base) x 26 (pay periods per year) divided by 52 (weeks).

Base salary shall include employee contributions to a Company-sponsored 401(k) plan and nonqualified plans, and contributions to a health savings account or a health care or dependent care spending account under any Company-sponsored flexible benefit plan.

2.	Nonexempt Employees:

The current hourly base rate (or the equivalent hourly rate in the case of salaried Employees) multiplied by the normally scheduled number of work hours per week or 40 hours, whichever is less.

If a nonexempt Employee is paid at more than one hourly rate, the “current hourly base rate” is determined by calculating a weighted average of all hourly rates on which the Employee’s earnings were based for the 30-day period immediately preceding the effective date of the termination.

Service

Service is all years and months of service credited to the Employee from the Employee’s most recent hire date and while employed on a full-time or part-time basis, as those terms are defined in the “Eligible Employees” section.

For the purposes of calculating severance through the plan, employees who transfer to WK Kellogg Co at the time of the spin-off will receive credit for time worked at Kellogg Company prior to transfer to WK Kellogg Co.

Senior Executive

A Senior Executive is an Employee who is a direct report to Chief Executive Officer or an Employee who has been expressly designated in writing as a Senior Executive for purposes of the Plan by the Compensation & Talent Management Committee.

Other Severance Arrangement

An Other Severance Arrangment is (i) any written employment, severance, consulting or similar agreement (including an offer letter) to which the applicable Participant and the Company are party (other than the Plan); (ii) any other severance plan, policy or arrangement in which the Participant participates, includng any change in control policy that covers the Participant; (iii) any statutory severance scheme applicable to the Participant, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988; and (iv) any similar state or local statute to the extent not preempted by ERISA. For clarity, the Company’s qualified and non-qualified retirement plans are not considered Severance Arrangements for purposes of this paragraph and amounts payable under this Plan shall not be reduced as a result of amounts payable under such qualified and non-qualified retirement plans.

7	July 30, 2023

VACATION PAY, PAID TIME OFF (PTO), ACCRUED BONUS AND STOCK OPTIONS

No additional vacation days/PTO will accrue during the SLOA. The Employee will be entitled to receive any accrued but unused vacation pay/PTO as of the commencement of the SLOA per the vacation/PTO policy. Vacation pay/PTO cannot be used to extend the commencement of the SLOA or to extend an Employee’s employment beyond the ultimate date established by the Company as the date of the Employee’s termination of employment.

An Employee may be eligible, at the Company’s sole discretion, to receive an AIP bonus for the year in which the SLOA begins, prorated for the number of calendar days in the year before the date on which the Employee’s SLOA begins. No bonus accrual is possible during the SLOA. Any bonus distributed to an Employee who was placed on a SLOA will be calculated according to the terms of the AIP. Any bonus awarded to the Employee will be paid in the month of March following the year in which the SLOA began.

An eligible Employee will continue to vest in his or her stock options, restricted stock awards and restricted stock units throughout the SLOA. Executive Performance Plan (EPP) awards and Performance Share Units (PSU) will be forfeited at the beginning of the SLOA except as provided in the EPP or PSU terms and conditions or the Employee’s severance agreement.

Employees who are on a SLOA on the grant date of a stock option, restricted stock award, restricted stock unit award, or performance share unit award are not considered eligible Employees for new awards.

BENEFITS DURING THE SLOA

Health Insurance

An Employee on a SLOA will no longer be eligible for medical, dental, prescription drug and vision coverage, effective as of the first day of the SLOA. Employees on a SLOA, and their eligible dependents, can continue their coverage in these benefits under the federal law known as “COBRA.” The Employee and any eligible dependents will only be required to pay the monthly premium or contribution rate for the coverage applicable to “active” Employees during the SLOA. No employer contribution to a health savings account will be made for an Employee on a SLOA.

Employees will be eligible for Employee Assistance Program (“EAP”) services during the SLOA, to the extent those services are provided by the Employer and otherwise in accordance with the terms of the relevant EAP plan.

Life Insurance and Voluntary Programs

Throughout the SLOA, an eligible Employee will be allowed to continue his or her participation in the following Employer-sponsored employee benefit programs to the extent they are provided to the Employees of that Employer and otherwise in accordance with the terms of the respective plan: life insurance and voluntary programs (including supplemental life insurance and long-term care). The Employee will be able to continue such participation so long as the Employee (i) pays the monthly premium or contribution rate applicable to “active” Employees, (ii) complies with the other terms of the respective plan, and (iii) complies with the terms of the Severance Agreement and Release of Claims. Thereafter, the Employee may be eligible to continue those benefits by purchasing an individual conversion policy. Employees should contact the insurance carrier for information regarding individual conversion policies.

8	July 30, 2023

Disability Benefits

Coverage under the Company’s disability programs ends as of the commencement of the SLOA. However, if an eligible Employee incurred a disability, as defined under the short-term disability program that applies to the Employee, before the commencement of the SLOA and qualifies for benefits under that short-term disability program, the Employee may receive benefits pursuant to the terms of that program.

In addition, if an eligible Employee incurred a disability, as defined under the long-term disability program that applies to the Employee, before first day of the SLOA and later qualifies for benefits under that long-term disability program, the former Employee may receive benefits pursuant to the terms of that program as long as the former Employee remains disabled under the terms of that program.

Financial Planning Services

Employer-provided financial and tax planning services will end at the commencement of the SLOA; however, if the Employee was eligible for those services prior to the SLOA, financial and tax planning benefits will extend throughout the calendar year in which the SLOA began.

Tuition Reimbursement

Under the WK Kellogg Co tuition reimbursement program, an Employee will be eligible for reimbursement for eligible courses that started prior to the commencement of the SLOA up to the maximum allowed under the program and otherwise in accordance with the terms of the program.

Other Benefits

Unless otherwise provided in this document or with the written approval of the Company’s Chief Human Resources Officer and Chief Legal Officer, all other coverage in policies, programs, plans and perquisites will end as of the commencement of the SLOA.

ACTIVE PLACEMENT ASSISTANCE

Active placement assistance will be provided to an eligible Employee. The duration of such assistance is based upon the Employee’s then-current pay grade, as of the date of the commencement of the SLOA, as set forth below:

1.	Level 1 - 2: one month of active placement assistance.

2.	Level 3: three months of active placement assistance.

3.	Level 4 - 5: six months of active placement assistance.

9	July 30, 2023

4.	Level 6+: nine months of active placement assistance.

5.	Senior Executives and Chief Executive Officer: 12 months of active placement assistance.

SEVERANCE BENEFITS CONTINGENT UPON UNREVOKED SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

At or before the commencement of the SLOA, an eligible Employee will be given the Severance Agreement and Release of Claims that is described in the section above called “Conditions for Severance Benefits.” The Employee will be informed of the deadline for signing and returning the Severance Agreement and Release of Claims to the Company and of any applicable revocation period.

Although the Employee’s severance pay may begin before the expiration of such deadline and revocation period, the entitlement to any severance benefits under this Plan is contingent upon the Employee’s submission of an executed and unrevoked Severance Agreement and Release of Claims. Therefore, if an Employee fails to submit a signed Severance Agreement and Release of Claims to the Company, or submits a signed Severance Agreement and Release of Claims but later revokes it, no additional severance benefits will be paid to the Employee and the Company may offset the amount of any severance benefits already paid from sums otherwise due to the Employee (such as non-qualified retirement plan payments), and if the full amount of said severance benefits are not fully offset, the Employee shall pay the balance to WK Kellogg Co immediately upon demand and the Employee shall be liable for all expenses, including costs and attorney fees, incurred by the Company in connection with recovery of severance benefits paid to the Employee.

Other Obligations

Any obligations or duties of an eligible Employee pursuant to any other agreement with the Company will be governed solely by the terms of that agreement and will not be affected by the terms of the Plan.

GENERAL PROVISIONS

Integration, Offsets and Taxes

All amounts owed by the Employee to the Company under any program or policy, including but not limited to, bridge loan repayments, personal charges on Company-provided credit cards, vacation overpayments, short-term disability overpayments, amounts due under relocation and tax equalization policies, or any other debts, may, at the Company’s sole discretion, be deducted from the severance payments in satisfaction of the amount the Employee owes the Company under such policies, subject to the limitations of any state wage deduction statute.

Severance pay is subject to federal and state taxes and local taxes if required, at the applicable rate.

Payment of Benefits in Case of Incompetency

If an Employee entitled to severance pay becomes physically or mentally incapable of receiving or acknowledging payment of such benefit, the Committee, upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such benefits to be paid to some other person, persons, or institution on behalf of the Employee.

10	July 30, 2023

Payment of Benefits in Case of Death

In the event that an eligible Employee dies after signing a Severance Agreement and Release of Claims which has not been revoked by the Employee prior to death, but before receipt of all severance pay benefits to which he or she was entitled under the Plan, a lump sum payment of the remaining severance pay will be distributed to the estate of the Employee. If, however, an otherwise eligible Employee dies prior to signing a Severance Agreement and Release of Claims, no severance pay will be paid to the estate of the Employee or to anyone else.

Assignment of Benefits

Any assignment of all or part of an eligible Employee’s severance pay is void under the terms of the Plan. For example, creditors cannot claim an Employee’s severance pay to satisfy such his or her debts. In addition, an Employee cannot give, sell, assign, pledge or otherwise transfer his or her severance pay to someone else or use it as collateral for a loan.

Governing Law

Except to the extent superseded by ERISA, the laws of the State of Michigan, other than its laws regarding choice of law, will be controlling in all matters relating to the Plan.

PLAN COSTS

WK Kellogg Co and its Affiliates pay the cost of providing benefits under the Plan out of their general assets. There is no cost to the Plan participants.

PLAN AMENDMENT AND TERMINATION

WK Kellogg Co reserves the right to amend or terminate the Plan at any time, by written resolution of its Board of Directors or by both the Chief Legal Officer and the Chief Human Resources Officer of WK Kellogg Co.

The Plan may be amended in any way, including, but not limited to, changing the amount of severance benefits that an Employee may receive, even if the amendment reduces, in whole or in part, or terminates an amount of severance benefits, or excludes one or more classes of individuals from coverage under the Plan. Except as expressly authorized by the Plan or the Committee, in any action causing the termination of any severance benefits or the entire Plan, no further severance benefits will be provided other than for terminations occurring before the date of such action. Notice of a Plan amendment or termination may, but need not, be given unless required by law.

At any given time, amendments to the Plan may have been adopted by WK Kellogg Co that have not yet been reflected in this written document. In addition, from time to time the Committee may evidence the exercise of discretion on Plan matters in the form of written “Administrative Rulings.” Copies of any such ruling will also be sent to you if you send a written request for them addressed to the Committee. The Committee may assess a reasonable charge to provide any requested copies.

11	July 30, 2023

HOW THE PLAN IS ADMINISTERED

Committee

The Plan is administered by the WK Kellogg Co ERISA Administrative Committee (Committee). In its role as Plan Administrator, the Committee must administer the Plan in a uniform and non-discriminatory manner, and in accordance with its terms. The Committee will have full power to administer the Plan in all of its details. From time to time as it deems necessary or advisable for effective Plan administration, the Committee may appoint a sub-committee or individuals to act as its representatives in matters affecting the Plan. The Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by the Plan:

1.	To make, enforce, amend, or rescind such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

2.	To interpret the Plan, with the Committee’s interpretations thereof to be final and conclusive on all persons claiming benefits under the Plan;

3.	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

4.	To authorize the payment of benefits; and

5.	To appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

The Company’s Chief Human Resources Officer and the Company’s Chief Legal Officer may together, in their sole discretion, grant exceptions to the Plan. For avoidance of doubt, in the event such an exception is granted, the Company may require changes to any other Company benefit or Employee obligation, including but not limited to withholding from an Employee, any other Company retirement benefit (e.g., retiree healthcare), or extending non-compete or non-solicitation obligations.

Claims

Claims for benefits under the Plan must be submitted in writing to the myHR Service Center or the Committee within 60 days of the effective date of the claimant’s last day worked (or, if later, the date on which the claim arose). The Committee will provide written notice to any claimant within 60 days of the date a claim is filed if such claim for benefits hereunder has been denied. The Committee’s 60-day determination period may be extended under certain circumstances. Any notice of adverse benefit determination under the Plan will state the specific reason(s) for determination; reference specific Plan provision(s) on which the determination is based; describe additional material or information necessary to complete the claim and why such information is necessary, describe Plan procedures and time limits for appealing the determination, and the claimant’s right to obtain information about those procedures and the right to sue in federal court; and disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that such information will be provided free of charge upon request).

12	July 30, 2023

If a claim is denied in whole or in part, the claimant may request a review of the claim by the Committee by filing with or mailing to the Committee a written request within 60 days after the claim has been denied. A claimant will have the opportunity to submit written comments, documents, or other information in support of his or her appeal. A claimant will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of an adverse benefit determination will take into account all new information, whether or not presented and available at the initial determination. No deference will be afforded to the initial determination.

The claimant will receive a fair review of the claim by the Committee and be advised in writing of the disposition of the claim within 60 days after the request for review. Under special circumstances, a 60-day extension may be requested by the Committee, in which case the claimant will be notified in writing. If an extension is necessary due to the claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 60 days from receipt of the notice to provide the specified information. If the claimant delivers the requested information within the time frame specified, the 60-day extension of the appeal period will begin after the claimant has provided such information. If the claimant fails to provide the requested information within the time frame specified, the Committee may decide the claimant’s appeal without that information.

Limitation on Legal Actions

No person may bring any legal or equitable action to recover benefits under the Plan, prior to a final determination under the claims review procedures, or after the expiration of one year from the date of the final determination.

No person may bring any legal or equitable action to recover benefits under the Plan except in federal district court in the Western District of Michigan.

Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

No Right to Employment

Nothing in the Plan will be construed as giving any person the right to be retained in the employment of WK Kellogg Co or any of its Affiliates.

Compliance With Certain Tax Laws

This Plan is intended to be exempt from the application of Section 409A of the Internal Revenue Code (Section 409A) under what is known as the “short-term deferral rule” or as reimbursements under a separation pay plan. Specifically, whether an eligible Employee has a “termination of employment” is determined by reference to whether the eligible Employee has had a “separation from service” under Section 409A.

13	July 30, 2023

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, Employees are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

1.

Examine, without charge, at the Committee’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, and

2.

Obtain, up on written request to the Committee, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Committee may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants. No one, including the Company or any other person, may fire an Employee or otherwise discriminate against an Employee in any way to prevent an Employee from obtaining a benefit or exercising the Employee’s rights under ERISA.

If an Employee’s claim for a benefit is denied or ignored, in whole or in part, the Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Employee can take to enforce the above rights. For instance, if an Employee requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Employee may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay the Employee up to $110 a day until the Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If an Employee has a claim for benefits that is denied or ignored, in whole or in part, the Employee may file suit in a state or federal court.

If an Employee is discriminated against for asserting his rights, the Employee may seek assistance from the U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Employee is successful, the court may order the person he has sued to pay these costs and fees. If the Employee loses, the court may order the Employee to pay these costs and fees; for example, if it finds the claim is frivolous.

If an Employee has any questions about the Plan, he should contact the Committee. If an Employee has any questions about this statement or about his rights under ERISA, he should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Employees may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefit Security Administration.

14	July 30, 2023

IMPORTANT INFORMATION ABOUT YOUR SEVERANCE PAY PLAN

Name of Plan	WK Kellogg Co Severance Benefit Plan

Type of Plan	The Plan is a welfare benefit plan providing specified severance benefits.

Employer Identification No.	92-1243173

Plan Number	701

Plan Sponsor	WK Kellogg Co

Plan Administrator	ERISA Administrative Committee
c/o WK Kellogg Co myHR
One Kellogg Square
North Tower
Battle Creek, MI 49016-3599
Phone *****

Agent for Service of Legal Process	Service of legal process may be served upon the Committee.

Plan Records	The fiscal records of the Plan are kept on a plan year basis, January 1 – December 31.

15	July 30, 2023